For Immediate Release

Media General, Inc. Announces Record Third Quarter 2016 Results

RICHMOND, VA, November 9, 2016 – Media General, Inc. (“Media General” or the “Company;” NYSE: MEG), one of the nation’s largest local media companies, today reported for the third quarter ended September 30, 2016, including record revenues and Adjusted EBITDA.

Summary of Results for the Third Quarter 2016

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The Company had a net loss attributable to Media General of $69 million ($0.53 loss per diluted share), compared to a net loss of $48 million ($0.38 loss per diluted share) in the third quarter of the prior year. The losses were driven by non-cash, pre-tax impairment charges related to the Company’s digital businesses of $113 million during the current quarter and $53 million in the third quarter of the prior year.

•	Net revenues increased 17% to $377 million, compared to $322 million in the third quarter of the prior year.

•	Excluding political revenue, net revenues increased 11% compared to the third quarter of the prior year.

•	Net local revenues, which include net local advertising revenues and retransmission consent fees, increased 18% to $249 million, compared to $212 million in the third quarter of the prior year.

•	Net national revenues increased 4% to $55 million, compared to $52 million in the third quarter of the prior year.

•	Net political revenues were $26 million, compared to $5 million in the third quarter of the prior year.

•	Net digital revenues decreased 9% to $40 million, compared to $44 million in the third quarter of the prior year.

•	Operating expenses increased 15% to $406 million, compared to $352 million in the third quarter of the prior year.

•	Absent the impairment charges, merger-related expenses, restructuring costs and higher network fees, total operating costs decreased 4%, compared to the third quarter of the prior year.

•	Corporate and other expenses were $9 million, compared to $13 million in the third quarter of the prior year.

•	Broadcast Cash Flow increased 50% to $135 million, compared to $90 million in the third quarter of the prior year.

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Adjusted EBITDA increased 58% to $129 million, compared to $81 million in the third quarter of the prior year. Included in Adjusted EBITDA were $940 thousand of operating losses from the Company's national digital businesses.

President and Chief Executive Officer, Vincent L. Sadusky, said: “We delivered record revenues and Adjusted EBITDA during the quarter. Core television advertising grew 3%, primarily due to robust Olympic advertising. Political advertising and pay-TV subscriber fees were key drivers of our 17% increase in total net revenues. Revenue growth, coupled with expense management, helped us achieve a 50% increase in Broadcast Cash Flow and a 58% increase in adjusted EBITDA. Looking ahead, we are eager and prepared to complete our transaction with Nexstar, which will result in a stronger local media company that is better able to serve its local communities.”

Recent Operational Highlights

•	Core local and national time sales combined, excluding political time sales, increased 3%, compared to the prior year, and was largely driven by Olympic advertising revenues.

•	Summer Olympic advertising revenues were $22 million, compared to $19 million in 2012 on a same-asset basis.

•	The automotive category, which represented 27% of gross local and national time sales in the third quarter, was flat compared to the prior year.

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The Company’s television stations rank number one or number two in local news in 68% of its broadcast markets. In addition, the Company's television station websites rank number one or number two in 70% of their measured markets.

Special Items

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The Company recognized impairment losses of $113 million and $53 million in its national digital businesses in the third quarter of 2016 and 2015, respectively. The industry-wide shift to software enabled automated buying and placement of digital advertising, combined with a rapid rise in social media advertising has led to compressed margins and lowered demand for the Company’s other digital products.

•	The Company also recognized merger-related expenses of $1 million and $10 million in the third quarter of 2016 and 2015, respectively.

Key Balance Sheet and Cash Flow Items
Total debt outstanding (including capital leases) net of cash, was $2.2 billion, as of September 30, 2016 with $63 million of debt repaid during 2016. Cash and cash equivalent balances as of September 30, 2016 were $58 million, compared to $41 million as of December 31, 2015. The Company has a $150 million revolving credit facility that was undrawn, with $146 million of availability as of September 30, 2016. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 4.8x as of September 30, 2016. Components of cash flow in the third quarter of 2016 included capital expenditures of $10 million.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted (“Adjusted EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its businesses. The Company makes available on its website reconciliations of BCF, Adjusted EBITDA and FCF to its operating income, a GAAP reporting measure. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.mediageneral.com.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, changes in direct operating, selling, general and administrative expenses; changes in net broadcast, digital, barter and other revenues; changes in direct operating, selling, general and administrative, station and corporate non-cash share-based compensation, amortization of program rights and corporate and other expenses; and cash payments for programming; depreciation and amortization of intangibles; cash capital expenditures; cash interest expense and principal amortization; and cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the impact of the proposed business combination Nexstar Broadcasting Group, Inc.; volatility of advertising revenue; restrictions on the Company’s operations as a result of its indebtedness; the ability to renew retransmission consent agreements; changes in government regulations and the ability to obtain necessary consents; changes in or terminations of network affiliation agreements; competition; changes in audience share or ratings; and the potential influence of certain shareholders, including Standard General L.P. and its affiliates; and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.mediageneral.com, or at www.sec.gov), which are incorporated in this release by reference. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About Media General

Media General is one of the nation's largest local media companies that owns, operates or services 71 television stations in 48 markets. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and nearly 41% of the U.S. Internet audience.

Media General has one of the industry's largest and most diverse digital media businesses that includes Federated Media, HYFN and Dedicated Media. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.

Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.
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Media General Contact
Courtney Guertin
Director of Marketing and Communications
401-457-9501
cguertin@mediageneral.com

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